UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2026

Primo Brands Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-42404	99-3483984
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1150 Assembly Drive, Suite 800,	900 Long Ridge Road, Building 2
Tampa, Florida 33607	Stamford, Connecticut 06902

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (813) 544-8515

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A common stock, $0.01 par value per share	PRMB	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On March 31, 2026 (the “Closing Date”), Primo Brands Corporation (the “Company”) entered into an amendment (the “Fifth Amendment”), which amended that certain First Lien Credit Agreement, dated as of March 31, 2021 (as amended prior to the effectiveness of the Fifth Amendment, the “Existing Credit Agreement,” and as further amended by the Fifth Amendment, the “Amended Credit Agreement”), by and among the Company, as the parent borrower, Triton Water Holdings, Inc. and Primo Water Holdings Inc., as borrowers (collectively, together with the Company, the “Borrowers”), the other guarantors party thereto, Morgan Stanley Senior Funding, Inc., as term loan administrative agent and collateral agent, and the other lenders party thereto.

The Fifth Amendment amended the Existing Credit Agreement to, among other things, refinance the Company’s then-existing term loan (maturing in March 2028) with a new senior secured first lien term loan facility (the “Refinancing Term Facility”) in an aggregate principal amount of $3,090 million (the “Refinancing Term Loans”) and to make related changes to effect such refinancing. The Refinancing Term Facility will mature in March 2031 and will amortize in equal quarterly installments in an amount equal to 1.00% per annum of the principal amount. The proceeds of the Refinancing Term Facility were used to repay and refinance the existing term loans outstanding under the Existing Credit Agreement and to pay fees, commissions, costs, expenses, and other amounts related thereto.

The interest rate applicable to borrowings under the Refinancing Term Facility will be, at the Company’s option, either (1) the base rate (which is the highest of (x) the overnight federal funds rate, plus 0.50%, (y) the prime rate on such day, and (z) the one-month Secured Overnight Financing Rate (“SOFR”) published on such date, plus 1.00%), plus an applicable margin, or (2) one-, three- or six-month SOFR, plus an applicable margin. The applicable margin for SOFR loans under the Refinancing Term Facility will be 2.75%. The Refinancing Term Facility is subject to a SOFR floor of 0.50%.

The Fifth Amendment also includes a “soft call” provision under which, if a “Repricing Event” (as defined in the Amended Credit Agreement) with respect to the Refinancing Term Loans occurs prior to the six-month anniversary of the Closing Date, the Borrowers must pay a 1.00% prepayment premium on the principal amount subject to such Repricing Event, including amounts affected by an amendment or by mandatory assignment of non-consenting lenders pursuant to “yank-a-bank” provisions.

All other material terms of the Amended Credit Agreement remain the same as the Existing Credit Agreement.

The foregoing description of the Fifth Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Fifth Amendment, a copy of which is filed as Exhibit 10.1 to this Current Report, and is incorporated by reference herein.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The information set forth in Item 1.01 of this Current Report is incorporated into this Item 2.03 by reference.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description

10.1*	Fifth Amendment to Credit Agreement, dated as of March 31, 2026, by and among Primo Brands Corporation, Triton Water Holdings, Inc., Primo Water Holdings Inc., the other guarantors party thereto, Morgan Stanley Senior Funding, Inc., as term loan administrative and collateral agent, and the other lenders party thereto.

104	Cover Page Interactive Data File (formatted as Inline XBRL)

*

Certain annexes, schedules, and exhibits to this exhibit have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant hereby agrees to furnish supplementally a copy of any omitted annex, schedule or exhibit to the U.S. Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Primo Brands Corporation

Date: April 1, 2026	By:	/s/ Hih Song Kim
Hih Song Kim
Chief Legal Officer and Corporate Secretary